Exhibit 10.4

FIRST AMENDMENT TO THE

AMENDED AND RESTATED

SEVERANCE AGREEMENT

This First Amendment (the “Amendment”) to the Amended and Restated Severance Agreement (as defined below) is made and entered into effective as of this 11th day of October, 2016 by and between Goodrich Petroleum Corporation (the “Company”) and Mark E. Ferchau  (“Ferchau”).

WITNESSETH:

WHEREAS, the Company and Ferchau entered into the Amended and Restated Severance Agreement, effective as of November 5, 2007 (the “Agreement”); and

WHEREAS, the Company and Ferchau desire to amend the Agreement to provide that the Joint Prepackaged Chapter 11 Plan of Reorganization of Goodrich Petroleum Corporation and certain of its affiliates will not result in the occurrence of a “Change of Control” under the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.The following sentence shall be added to the end of definition of Change of Control in the Agreement:

Notwithstanding the foregoing, neither the Joint Prepackaged Chapter 11 Plan of Reorganization of the Company and certain of its affiliates nor any related or resulting (a) agreements, (b) transactions, (c) issuances or cancelations of debt or equity of the Company or its affiliates, or (d) changes in the composition of the membership of the board of directors of the Company or its affiliates will result in the occurrence of a Change of Control.

2.Except as expressly provided herein, the Agreement and all of its terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Ferchau have executed this Amendment as of the date first written above.

GOODRICH PETROLEUM CORPORATION

By: /s/ Mark E. Ferchau

Name: Mark E. Ferchau

Title: Executive Vice President, Operations

MARK E. FERCHAU

_________________________________________

US 4293534v.2